Free Writing Prospectus
Filed Pursuant to Rule 433
Dated June 22, 2007
Relating to Preliminary Prospectus Supplement
and Preliminary Prospectus Each Dated June 7, 2007
Registration Nos. 333-142252 and 333-142252-01

ENTERGY GULF STATES RECONSTRUCTION FUNDING I, LLC
PRICING TERM SHEET
$329,500,000
Senior Secured Transition Bonds, Series A

Syndicate:         Sole Lead Manager and Bookrunner: Morgan Stanley & Co. Incorporated
                            Co-Managers: First Albany Capital Inc., Loop Capital Markets, LLC, and M.R. Beal & Company

Expected Ratings:* (Moody's/ S&P/ Fitch):    Aaa/AAA/AAA

Closing Date / Settlement Date:    June 29, 2007

Interest Payment Dates:    April 1 and October 1, commencing on April 1, 2008

Applicable Time:    10:43 a.m. on June 22, 2007

Variable Pricing:    The Underwriters will offer the Senior Secured Transition Bonds, Series A, at variable prices. Sales of the Senior Secured Transition Bonds, Series A, will be made from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of each such sale.

Proceeds to Issuing Entity:    The total amount of proceeds to the Issuing Entity (as defined below) before deduction of expenses (estimated to be $4,268,559) is $328,098,371.

Financial Advisory / Structuring Fee:    Morgan Stanley & Co. Incorporated, as financial advisor to the Issuing Entity, has rendered certain financial advisory/structuring services to the Issuing Entity and will receive an aggregate fee of $1,013,900 for such services, which is included in estimated expenses.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	No. of Scheduled Semi-Annual Sinking Fund Payments	Coupon

A-1	$93,500,000	2.99	10/1/2012	10/1/2013	10	5.51%
A-2	$121,600,000	7.99	10/1/2017	10/1/2018	11	5.79%
A-3	$114,400,000	12.24	4/1/2021	6/29/2022	8	5.93%

Entergy Gulf States Reconstruction Funding I, LLC (the "Issuing Entity") and Entergy Gulf States, Inc. ("EGSI") have jointly filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuing Entity and EGSI have filed with the SEC for more complete information about the Issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuing Entity, Morgan Stanley & Co. Incorporated (the "Underwriter") or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the Underwriter toll-free at 1-866-718-1649.

* A security rating is not a recommendation to buy, sell, or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

EXPECTED AMORTIZATION SCHEDULE

Payment Date	Tranche A-1 Balance	Tranche A-2 Balance	Tranche A-3 Balance
Initial Principal
Balance	$93,500,000	121,600,000	114,400,000
4/1/2008	82,440,896	121,600,000	114,400,000
10/1/2008	74,444,069	121,600,000	114,400,000
4/1/2009	65,291,303	121,600,000	114,400,000
10/1/2009	56,727,786	121,600,000	114,400,000
4/1/2010	47,181,156	121,600,000	114,400,000
10/1/2010	38,151,747	121,600,000	114,400,000
4/1/2011	28,060,303	121,600,000	114,400,000
10/1/2011	18,494,121	121,600,000	114,400,000
4/1/2012	7,871,104	121,600,000	114,400,000
10/1/2012	-	119,340,600	114,400,000
4/1/2013	-	108,150,770	114,400,000
10/1/2013	-	97,413,906	114,400,000
4/1/2014	-	85,589,454	114,400,000
10/1/2014	-	74,193,674	114,400,000
4/1/2015	-	61,702,761	114,400,000
10/1/2015	-	49,613,805	114,400,000
4/1/2016	-	36,412,962	114,400,000
10/1/2016	-	23,583,733	114,400,000
4/1/2017	-	9,637,453	114,400,000
10/1/2017	-	-	110,431,197
4/1/2018	-	-	95,686,369
10/1/2018	-	-	81,236,666
4/1/2019	-	-	65,635,803
10/1/2019	-	-	50,288,861
4/1/2020	-	-	33,776,636
10/1/2020	-	-	17,477,933
4/1/2021	-	-	-

EXPECTED SINKING FUND SCHEDULE

Payment Date	Tranche A-1	Tranche A-2	Tranche A-3
Initial Principal Balance	$93,500,000	$121,600,000	$114,400,000
4/1/2008	11,059,104	-	-
10/1/2008	7,996,827	-	-
4/1/2009	9,152,766	-	-
10/1/2009	8,563,517	-	-
4/1/2010	9,546,631	-	-
10/1/2010	9,029,409	-	-
4/1/2011	10,091,443	-	-
10/1/2011	9,566,182	-	-
4/1/2012	10,623,017	-	-
10/1/2012	7,871,104	2,259,400	-
4/1/2013	-	11,189,830	-
10/1/2013	-	10,736,864	-
4/1/2014	-	11,824,453	-
10/1/2014	-	11,395,779	-
4/1/2015	-	12,490,913	-
10/1/2015	-	12,088,957	-
4/1/2016	-	13,200,842	-
10/1/2016	-	12,829,230	-
4/1/2017	-	13,946,280	-
10/1/2017	-	9,637,453	3,968,803
4/1/2018	-	-	14,744,828
10/1/2018	-	-	14,449,703
4/1/2019	-	-	15,600,863
10/1/2019	-	-	15,346,942
4/1/2020	-	-	16,512,225
10/1/2020	-	-	16,298,703
4/1/2021	-	-	17,477,933